Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
August 4, 2014	OTCQB: WFCF

Where Food Comes From, Inc. Reports Third Quarter Results

Third quarter revenue up 69% to $2.5 million from $1.5 million last year

Nine-month revenue up 53% to $5.7 million from $3.7 million last year

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for third-party verification of food production practices, today announced results for its third quarter and nine-month period ended September 30, 2014.

“Where Food Comes From delivered strong year-over-year revenue and earnings growth in the third quarter as demand for verification products and services continues to grow,” said John Saunders, chairman and CEO. “In addition to achieving organic growth, our M&A strategy has strengthened our solutions portfolio, expanded our geographic footprint and added new, profitable revenue streams. We are looking forward to a solid finish to 2014 and continued profitable growth in coming years as consumers, food producers and food retailers increasingly embrace transparency in the food supply chain.”

Third Quarter Results

Third quarter revenue increased 69% to $2,486,600 from revenue of $1,470,200 in the same quarter last year. Verification services revenue was up 73% to $2,046,600 from $1,181,800. Product revenue (cattle identification tags) increased 57% to $414,500 from $263,300. Other revenue, primarily associated with the Company’s Where Food Comes From® labeling program, increased 2% to $25,600 from $25,000 year over year. Increased verification and hardware revenue resulted from a combination of organic growth and the effects of the Company’s M&A strategy, which added more than 3,000 new verification customers over the past year.

Gross profit in the third quarter increased 65% to $1,179,600 from $714,700 year over year. Despite the significant increase in revenue in the third quarter, selling, general and administrative expenses grew by just 8% to $775,000 from $715,700, reflecting the Company’s highly scalable business model. SG&A expense as a percent of revenue in the third quarter improved to 31% from 49% year over year.

Operating income in the third quarter increased to $404,600 from an operating loss of $1,000 in the same quarter last year. Net income attributable to Where Food Comes From, Inc. increased to $245,100, or $0.01 per share, compared with a net loss of $18,800, or less than one cent per share, in the same quarter a year ago.

Nine-Month Results

Revenue for the first nine months of 2014 increased 53% to $5,734,200 from $3,736,400 in the same period last year. Verification revenue increased 56% to $4,840,700 from $3,099,000 year over year. Hardware revenue increased 44% to $786,000 from $544,200 a year ago. Revenue from Where Food Comes From® labeling increased 15% to $107,500 from $93,200.

Gross profit in the first nine months increased 37% to $2,621,800 from $1,908,000 year over year. Selling, general and administrative expense increased 26% to $2,404,800 from $1,905,900 last year and improved to 42% of revenue from 51% of revenue for the comparative nine-month periods.

Operating income through nine months increased to $217,000 from $2,000. Net income attributable to Where Food Comes From, Inc. through nine months was $164,900, or $0.01 per share, versus a net loss of $22,200, or less than one cent per share, in the prior year.

The Company generated $521,000 in cash from operations through the first nine months of 2014, up from $175,000 in the same period last year.

Balance Sheet

Cash, cash equivalents and restricted cash increased to $2,888,600 at September 30, 2014, from $1,067,500 at 2013 year-end primarily as a result of an equity capital infusion during the second quarter of 2014. Working capital increased to $3,257,300 from $1,533,600 over the same period.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

The call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13593420

Phone replay:

A telephone replay of the conference call will be available through November 17, 2014, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13593420

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, and Validus Verification Services units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to

www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; expectations for continued growth and a strong finish to 2014; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter and nine-month period are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income (Loss)

(Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30,
	2014	2013		2014	2013
Revenues
Service revenue	$2,046,550		$1,181,777	$4,840,703		$3,098,976
Product sales	414,515		263,344	786,009		544,212
Other revenue	25,580		25,041	107,487		93,234
Total revenue	2,486,645		1,470,162	5,734,199		3,736,422
Costs of revenue
Labor and other costs of services	1,041,263		563,392	2,584,689		1,432,278
Costs of products	265,740		192,086	527,702		396,164
Total costs of revenue	1,307,003		755,478	3,112,391		1,828,442
Gross Profit	1,179,642		714,684	2,621,808		1,907,980
Selling, general and administrative expenses	775,020		715,652	2,404,776		1,905,933
Income (loss) from operations	404,622		(968)	217,032		2,047
Other expense (income):
Interest expense	3,705		17,803	9,325		29,872
Other income, net	(932)		(381)	(1,982)		(1,115)
Income (loss) before income taxes	401,849		(18,390)	209,689		(26,710)
Income tax expense (benefit)	143,940		(11,019)	97,131		(12,229)
Net income (loss)	257,909		(7,371)	112,558		(14,481)
Net income loss attributable to non-controlling interests	(12,823)		(11,408)	52,340		(7,763)
Net income (loss) attributable to Where Food Comes From, Inc.	$245,086		$(18,779)	$164,898		$(22,244)

Net income (loss) per share:
Basic	$0.01	$	*	$0.01	$	*
Diluted	$0.01	$	*	$0.01	$	*

Weighted average number of common shares outstanding:
Basic	23,590,662		21,879,648	22,996,399		21,626,558
Diluted	23,813,108		21,879,648	23,224,678		21,626,558

* Less than a penny ($0.01) per share

Where Food Comes From, Inc.

Balance Sheets

	September 30,	December 31,
	2014	2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,638,572	$1,067,537
Restricted cash	250,000	—
Accounts receivable, net	955,379	683,800
Prepaid expenses and other current assets	169,430	143,576
Deferred tax assets	152,631	190,184
Total current assets	4,166,012	2,085,097
Property and equipment, net	245,234	253,206
Intangible assets, net	1,688,276	1,716,115
Other long-term assets	16,000	—
Goodwill	1,279,762	1,279,762
Long-term deferred tax assets	420,716	480,294
Total assets	$7,816,000	$5,814,474

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$541,125	$277,633
Accrued expenses and other current liabilities	73,921	56,091
Customer deposits	38,495	39,134
Deferred revenue	243,518	149,660
Short-term debt and current portion of notes payable	7,323	24,782
Current portion of capital lease obligations	4,340	4,173
Total current liabilities	908,722	551,473
Capital lease obligations, net of current portion	7,531	10,808
Notes payable and other long-term debt, net	18,148	165,755
Total liabilities	934,401	728,036

Contingently redeemable non-controlling interest	953,534	1,018,396

Stockholders’ Equity:
Common stock	24,163	23,233
Additional paid-in-capital	7,210,953	5,216,327
Treasury stock	(150,849)	(150,849)
Accumulated deficit	(1,156,202)	(1,321,100)
Total Where Food Comes From, Inc. equity	5,928,065	3,767,611
Non-controlling interest	—	300,431
Total equity	5,928,065	4,068,042
Total liabilities and stockholders’ equity	$7,816,000	$5,814,474